Exhibit 99.01

DexCom Appoints Jonathan Lord, M.D. as Board Member

San Diego, CA — May 23, 2008 — DexCom Inc. (NASDAQ:DXCM) today announced the appointment of Jonathan T. Lord, M.D. as a member of DexCom’s Board of Directors.

Dr. Lord currently serves as Senior Vice President and Chief Innovation Officer for Humana Inc., a health benefits company. Dr. Lord joined Humana in 2000 to help develop the company’s consumer-centric business strategy. In his role as Chief Innovation Officer, Dr. Lord is responsible for designing innovative health plan products and leading processes that enable people to navigate the healthcare system and support their health needs.

Dr. Lord created Humana’s Innovation Center, a functional blend of research, (including consumer research, outcomes research, and predictive science), product design, and consumer experience engineering that is unique to the health benefits industry. Dr. Lord’s work has led to industry-leading products, patent-pending innovations in predictive science, and an aggressive entrepreneurship taking the company into global business relationships. In 2006, Dr. Lord began leading Humana’s efforts to establish Humana Europe.

“Jack is one of the most respected and successful business leaders in the medical field. We recruited Jack to the board of directors for the wealth of experience and success he has had in driving rapid commercial growth during his career and innovating new products in the competitive healthcare landscape.” said Terry Gregg, President and Chief Executive Officer of DexCom.

With 16 years experience in medical administration, he joined Humana from Health Dialog, a Boston-based Internet provider of health information to more than 5 million Americans, where he served as president and became a leader in e-enabled healthcare. Prior to joining Health Dialog, he served as chief operating officer of the American Hospital Association in Washington, D.C., executive vice president of Anne Arundel Medical Center in Annapolis, MD, and executive vice president of Sun Health in Charlotte, NC.

A board-certified forensic pathologist, Dr. Lord began his medical career in the U.S. Navy, where he spent 11 years on active duty, most recently as director of the Naval Medical Command’s Quality Assurance Division in the Office of the Surgeon General. He also served as a consultant and surveyor for the Joint Commission on Accreditation of Health Care Organizations.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for people with diabetes.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization of the company’s products is subject to numerous risks and uncertainties, including a lack of acceptance in the marketplace by physicians and patients, the inability to manufacture products in commercial quantities at an acceptable cost, possible delays in the company’s development programs, the inability of patients to receive reimbursements from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ending March 31, 2008, as filed with the Securities and Exchange Commission on May 8, 2008.

For More Information:

Steve Pacelli

Senior Vice President of Corporate Affairs

(858) 200-0200